Exhibit 4.2

EXECUTION COPY

ALTERYX, INC.

SECOND AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

September 24, 2015

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TABLE OF CONTENTS (continued)

5.13	Termination Upon Change of Control	20
5.14	Conflict	20
5.15	Attorneys’ Fees	20
5.16	Jury Trial	20
5.17	Common Stock Valuation	21
5.18	Aggregation of Stock	21

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ALTERYX, INC.

SECOND AMENDED AND RESTATED

INVESTORS’ RIGHTS AGREEMENT

This Second Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of September 24, 2015, by and among Alteryx, Inc., a Delaware corporation (the “Company”); the individuals listed on Exhibit A-1 (each a “Principal Stockholder” and collectively “Principal Stockholders”); Sapphire Ventures Fund I, L.P., Toba Capital Fund II, LLC, Teach A Man To Fish Foundation, and the funds affiliated with Insight Venture Management, LLC (“Insight”) set forth on Exhibit A-2 (the “Existing Preferred Holders”); Meritech Capital Partners V L.P. and Meritech Capital Affiliates V L.P. (together, the “Meritech Investors”) and the funds and investment vehicles set forth on Exhibit A-3, (together with any Iconiq Affiliates that hold shares of stock in the Company, the “Iconiq Investors” and, together with the Meritech Investors and the Existing Preferred Holders, the “Investors”).

RECITALS

The Company, the Principal Stockholders and the Existing Preferred Holders are parties to a First Amended and Restated Investors’ Rights Agreement dated as of September 30, 2014 (the “Prior Agreement”). The Company, certain of the Existing Preferred Holders, the Iconiq Investors and the Meritech Investors have entered into a Series C Preferred Stock and Common Stock Purchase Agreement (the “Purchase Agreement”) dated of even date herewith, pursuant to which the Company desires to sell to the Iconiq Investor, the Meritech Investors and certain Existing Preferred Holders, and the Iconiq Investor, the Meritech Investors and certain Existing Preferred Holders desire to purchase (the “Series C Financing”) from the Company shares of the Company’s Series C Preferred Stock (the “Series C Preferred Stock”) and shares of the Company’s Common Stock (the “Common Stock”). Capitalized terms not otherwise defined herein have the meaning given them in the Purchase Agreement. A condition to the obligations of the purchasers under the Purchase Agreement is that the Company, the Principal Stockholders, the Existing Preferred Holders, the Iconiq Investor and the Meritech Investors enter into this Agreement in order to provide the Investors (i) certain rights to register shares of the Company’s common stock issuable upon conversion of the Company’s preferred stock held by the Investors, (ii) certain rights to receive or inspect information pertaining to the Company, and (iii) a right of first refusal with respect to certain issuances by the Company of its securities. The Company, the Principal Stockholders and the Existing Preferred Holders desire to induce the Iconiq Investors and the Meritech Investors to purchase shares of Series C Preferred Stock and Common Stock pursuant to the Purchase Agreement by agreeing to the terms and conditions set forth below.

The Company, the Principal Stockholders and the Existing Preferred Holders desire to amend and restate the Prior Agreement in its entirety as set forth herein.

AGREEMENT

SECTION †1 DEFINITIONS

1.1	Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)       “Affiliate” means, with respect to any individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”), another Person who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

(b)       “Closing” shall mean the date of the sale of shares of the Company’s Series C Preferred Stock pursuant to the Purchase Agreement.

(c)       “Commission” shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

(d)       “Common Stock” means the Common Stock of the Company.

(e)       “Conversion Stock” shall mean shares of Common Stock issued upon conversion of the Preferred Stock.

(f)       “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(g)       “Holders” shall mean the Investors and any holder of Registrable Securities as provided hereunder or to whom the registration rights conferred by this Agreement have been duly and validly transferred in accordance with Section 2.12 of this Agreement.

(h)       “Indemnified Party” shall have the meaning set forth in Section 2.6(c).

(i)       “Indemnifying Party” shall have the meaning set forth in Section 2.6(c).

(j)       “Initial Public Offering” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(k)       “Initiating Holders” shall mean any Holder or Holders who in the aggregate hold not less than fifty percent (50%) of the outstanding Registrable Securities.

(l)       “Major Investor” shall mean (i) any Holder who owns at least 100,000 shares (as adjusted for stock splits, stock dividends, reverse stock splits, and the like) of Preferred Stock and (ii) for purposes of Section 3.1 only, the Meritech Investors, if the Meritech Investors own at least 2,000,000 shares of Common Stock.

(m)       “New Securities” shall have the meaning set forth in Section 4.1(a).

(n)       “Preferred Stock” shall mean shares of the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

(o)       “Purchase Agreement” shall have the meaning set forth in the Recitals.

(p)       “Registrable Securities” shall mean (i) shares of Common Stock held by an Investor, whether acquired as of the date of this Agreement or thereafter, including but not limited to, the shares of Common Stock issued or issuable pursuant to the conversion of the Shares; (ii) any Common Stock issued as a dividend or other distribution with respect to or in exchange for or in replacement of the shares referenced in (i) above and (iii) for purposes of Section 2.2 and 2.4 through 2.14 as appropriate, shares of Common Stock held by the Principal Stockholders; provided, however, that Registrable Securities shall not include any shares of Common Stock described in clause (i), (ii), or (iii) above which have previously been registered or which have been sold to the public either pursuant to a registration statement or Rule 144, or which have been sold in a private transaction in which the transferor’s rights under this Agreement are not validly assigned in accordance with this Agreement.

(q)       The terms “register,” “registered” and “registration” shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

(r)       “Registration Expenses” shall mean all expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration, qualification, and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for the Company and one special counsel for the Holders reasonably acceptable to each Investor, blue sky fees and expenses, and expenses of any regular or special audits incident to or required by any such registration, but shall not include Selling Expenses, fees and disbursements of other counsel for the Holders and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(s)       “Restricted Securities” shall mean any Registrable Securities required to bear the first legend set forth in Section 2.8(b).

(t)       “Rule 144” shall mean Rule 144 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission.

(u)       “Rule 145” shall mean Rule 145 as promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar successor rule that may be promulgated by the Commission

(v)       “Securities Act” shall mean the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

(w)       “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of one special counsel to the Holders included in Registration Expenses).

(x)       “Shares” shall mean the Preferred Stock.

(y)       “Significant Stockholders” shall mean the Investors and the Principal Stockholders.

(z)       “Withdrawn Registration” shall mean a forfeited demand registration under Section 2.1 in accordance with the terms and conditions of Section 2.4.

SECTION †2 REGISTRATION RIGHTS

2.1	Requested Registration.

(a)       Request for Registration. Subject to the conditions set forth in this Section 2.1, if the Company shall receive from Initiating Holders a written request signed by such Initiating Holders that the Company effect any registration with respect to all or a part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of by such Initiating Holders) and the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis consent to such registration, the Company will:

(i)        promptly give written notice of the proposed registration to all other Holders; and

(ii)       as soon as practicable, file and use its commercially reasonable efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and to permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within twenty (20) days after such written notice from the Company is mailed or delivered.

(b)     Limitations on Requested Registration. The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2.1:

(i)         Prior to the earlier of (A) the three (3) year anniversary of the date of this Agreement or (B) six (6) months following the effective date of the first registration statement filed by the Company covering an underwritten offering of any of its securities to the general public (or the subsequent date on which all market stand-off agreements applicable to the offering have terminated);

(ii)        If the Initiating Holders propose to sell less than twenty percent (20%) of the outstanding Registrable Securities unless the aggregate proceeds of which (after deduction for underwriter’s discounts and expenses related to the issuance) are greater than $5,000,000;

(iii)       In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(iv)       After the Company has initiated two (2) such registrations pursuant to this Section 2.1 (counting for these purposes only (x) registrations which have been declared or ordered effective and pursuant to which securities have been sold, and (y) Withdrawn Registrations);

(v)        During the period starting with the date ninety (90) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration (or ending on the subsequent date on which all market stand-off agreements applicable to the offering have terminated); provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; and

(vi)       If the Initiating Holders propose to dispose of shares of Registrable Securities that may be registered on Form S-3 pursuant to a request made under Section 2.3.

(c)     Deferral. If (i) in the good faith judgment of the Board of Directors of the Company, the filing of a registration statement covering the Registrable Securities would be detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is in the best interests of the Company to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the Chief Executive Officer or equivalent senior executive of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, in the best interests of the Company to defer the filing of such registration statement, then (in addition to the limitations set forth in Section 2.1(b)(v) above) the Company shall have the right to defer such filing for a period of not more than sixty (60) days after receipt of the request of the Initiating Holders, and, provided further, that the Company shall not defer its obligation in this manner more than twice in any twelve-month period.

(d)       Underwriting. If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company in writing as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the written notice of the proposed registration to all other Holders. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include all or any portion of its Registrable Securities in a registration pursuant to this Section 2.1 shall be conditioned upon such Holder’s participation in an underwriting and the inclusion of such Holder’s Registrable Securities to the extent provided herein. If the Company shall request inclusion in any registration pursuant to Section 2.1 of securities being sold for its own account, or if other persons shall request inclusion in any registration pursuant to Section 2.1, the Initiating Holders shall, on behalf of all Holders, offer to include such securities in the underwriting and such offer shall be conditioned upon the participation of the Company or such other persons in such underwriting and the inclusion of the Company’s and such person’s other securities of the Company and their acceptance of the further applicable provisions of this Section †2 (including Section 2.10). The Company shall (together with all Holders and other persons proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the Company, which underwriters are reasonably acceptable to a majority-in-interest of the Initiating Holders.

Notwithstanding any other provision of this Section 2.1, if the underwriters advise the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of Registrable Securities that may be so included shall be allocated as follows: (i) first, among all Holders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Holders, assuming conversion; and (ii) second, to the Company, which the Company may allocate, at its discretion, for its own account, or for the account of other holders or employees of the Company.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall be excluded therefrom by written notice from the Company, the underwriter or the Initiating Holders; provided that, notwithstanding anything to the contrary contained herein, such terms of any such underwriting do not require any Holder to make any representations or warranties to or agreements with the Company or the underwriters in connection with such underwriting agreement other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s authority to sell the Registrable Securities, such Holder’s intended method of distribution, absence of liens with respect to the Registrable Securities, enforceability of the applicable underwriting agreement as against such Holder, receipt of all consents and approvals with respect to the entry into such underwriting agreement and the sale of such Registrable Securities and any other representations required to be made by such Holder under applicable law, rule or regulation, and the aggregate amount of the liability of such Holder in connection with such underwriting agreement shall not exceed such Holder’s net proceeds from such underwritten offering. The securities so excluded shall also be withdrawn from registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall also be withdrawn from such registration. If shares are so withdrawn from the registration and if the number of shares to be included in such registration was previously reduced as a result of marketing factors pursuant to this Section 2.1(c), then the Company shall then offer to all Holders who have retained rights to include securities in the registration the right to include additional Registrable Securities in the registration in an aggregate amount equal to the number of shares so withdrawn.

2.2	Company Registration.

(a)       Company Registration. If the Company shall determine to register any of its securities either for its own account or the account of a security holder or holders, other than a registration pursuant to Section 2.1 or 2.3, a registration relating solely to employee benefit plans, a registration relating to the offer and sale of debt securities, a registration relating to a corporate reorganization or other Rule 145 transaction, or a registration on any registration form that does not permit secondary sales, the Company will:

(i)       promptly give written notice of the proposed registration to all Holders; and

(ii)       use its commercially reasonable efforts to include in such registration (and any related qualification under blue sky laws or other compliance), except as set forth in Section 2.2(b) below, and in any underwriting involved therein, all of such Registrable Securities as are specified in a written request or requests made by any Holder or Holders received by the Company within ten (10) days after such written notice from the Company is mailed or delivered. Such written request may specify all or a part of a Holder’s Registrable Securities.

(b)       Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise the Holders as a part of the written notice given pursuant to Section 2.2(a)(i). In such event, the right of any Holder to registration pursuant to this Section 2.2 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected by the Company.

Notwithstanding any other provision of this Section 2.2, if the underwriters advise the Company in writing that marketing factors require a limitation on the number of shares to be underwritten, the underwriters may (subject to the limitations set forth below) limit the number of Registrable Securities to be included in, the registration and underwriting. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that are entitled to be included in the registration and underwriting shall be allocated, as follows: (i) first, to the Company for securities being sold for its own account, and (ii) second, to the Investors up to the number of Registrable Securities they are requesting to include in such registration statement, and (iii) third, to the Principal Stockholders requesting to include Registrable Securities in such registration statement based on the pro rata percentage of Registrable Securities held by such Principal Stockholders. Notwithstanding the foregoing, no such reduction shall reduce the value of the Registrable Securities of the Investors included in such registration below twenty five percent (25%) of the total value of securities included in such registration, unless such offering is the Company’s Initial Public Offering, in which event any or all of the Registrable Securities of the Investors may be excluded.

If a person who has requested inclusion in such registration as provided above does not agree to the terms of any such underwriting, such person shall also be excluded therefrom by written notice from the Company or the underwriter; provided that, notwithstanding anything to the contrary contained herein, such terms of any such underwriting do not require any Holder to make any representations or warranties to or agreements with the Company or the underwriters in connection with such underwriting agreement other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s authority to sell the Registrable Securities, such Holder’s intended method of distribution, absence of liens with respect to the Registrable Securities, enforceability of the applicable underwriting agreement as against such Holder, receipt of all consents and approvals with respect to the entry into such underwriting agreement and the sale of such Registrable Securities and any other representations required to be made by such Holder under applicable law, rule or regulation, and the aggregate amount of the liability of such Holder in connection with such underwriting agreement shall not exceed such Holder’s net proceeds from such underwritten offering. The Registrable Securities or other securities so excluded shall also be withdrawn from such registration. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c)       Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

2.3	Registration on Form S-3.

(a)       Request for Form S-3 Registration. After its initial public offering, the Company shall use its commercially reasonable efforts to qualify for registration on Form S-3 or any comparable or successor form or forms. After the Company has qualified for the use of Form S-3, in addition to the rights contained in the foregoing provisions of this Section †2 and subject to the conditions set forth in this Section 2.3, if the Company shall receive from a Holder or Holders of Registrable Securities a written request that the Company effect any registration on Form S-3 or any similar short form registration statement with respect to all or part of the Registrable Securities (such request shall state the number of shares of Registrable Securities to be disposed of and the intended methods of disposition of such shares by such Holder or Holders) and a majority of the Company’s Board of Directors approve the registration of such Registrable Securities, the Company will take all such action with respect to such Registrable Securities as required by Section 2.1(a)(i) and (ii).

(b)       Limitations on Form S-3 Registration. The Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 2.3:

(i)       In the circumstances described in either Sections 2.1(b)(i), 2.1(b)(iii) or 2.1(b)(v);

(ii)       If the Holders propose to sell Registrable Securities on Form S-3 at an aggregate price to the public of less than $1,000,000; or

(iii)       If, in a given twelve-month period, the Company has effected two (2) such registrations in such period.

(c)       Deferral. The provisions of Section 2.1(c) shall apply to any registration pursuant to this Section 2.3.

(d)       Underwriting. If the Holders of Registrable Securities requesting registration under this Section 2.3 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 2.1(c) shall apply to such registration. Notwithstanding anything contained herein to the contrary, registrations effected pursuant to this Section 2.3 shall not be counted as requests for registration or registrations effected pursuant to Section 2.1.

2.4       Expenses of Registration. All Registration Expenses incurred in connection with registrations pursuant to Sections 2.1, 2.2 and 2.3 shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to

Sections 2.1 and 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered or because a sufficient number of Holders shall have withdrawn so that the minimum offering conditions set forth in Sections 2.1 and 2.3 are no longer satisfied (in which case all participating Holders shall bear such expenses pro rata among each other based on the number of Registrable Securities requested to be so registered), unless (i) the Holders of a majority of the Registrable Securities agree to forfeit their right to a demand registration pursuant to Section 2.1 or (ii) a withdrawal by the Holders is based upon material adverse information relating to the Company that is different from the information known or available (upon request from the Company or otherwise) to the Holders requesting registration at the time of their request for registration under Section 2.1. In the event of (ii) above, or if all participating Holders bear the Registration Expenses related to such withdrawn registration (which, if applicable, shall be allocated pro rata among each Holder based on the number of Registrable Securities requested to be so registered), such registration shall not be treated as a counted registration for purposes of Section 2.1. All Selling Expenses relating to securities registered on behalf of the Holders shall be borne by the holders of securities included in such registration pro rata among each other on the basis of the number of Registrable Securities so registered.

2.5       Registration Procedures. In the case of each registration effected by the Company pursuant to Section †2, the Company will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will use its commercially reasonable efforts to:

(a)       Keep such registration effective for a period of ending on the earlier of the date which is ninety (90) days from the effective date of the registration statement or such time as the Holder or Holders have completed the distribution described in the registration statement relating thereto;

(b)       Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement (including, but not limited to, any issuer free writing prospectus, as defined in Rule 433 under the Securities Act) as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above;

(c)       Furnish such number of prospectuses, including any preliminary prospectuses, and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

(d)       Register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdiction as shall be reasonably requested by the Holders; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

(e)       Notify each seller of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing, and following such notification timely prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or incomplete in light of the circumstances then existing;

(f)       Provide a transfer agent and registrar for all Registrable Securities registered pursuant to such registration statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(g)       Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed; and

(h)       In connection with any underwritten offering pursuant to a registration statement filed pursuant to Section 2.1, enter into an underwriting agreement in form reasonably necessary to effect the offer and sale of Common Stock, provided such underwriting agreement contains reasonable and customary provisions, and provided further, that each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

2.6	Indemnification.

(a)       To the fullest extent permitted by law, the Company will indemnify and hold harmless each Holder, each of its officers, members, directors, stockholders and partners, legal counsel and accountants and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which registration, qualification or compliance has been effected pursuant to this Section †2, and each underwriter, if any, and each person who controls within the meaning of Section 15 of the Securities Act any underwriter, against all expenses, claims, losses, damages and liabilities (or actions, proceedings or settlements in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular, amendment or supplements thereto, any issuer information (as defined in Rule 433 of the Securities Act) or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation (or alleged violation) by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any offering covered by such registration, qualification or compliance, and the Company will reimburse each such Holder, each of its officers, members, directors, stockholders, partners, legal counsel and accountants and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability, or action arises out of or is based on any untrue statement or omission based upon written information furnished to the Company by such Holder, any of such Holder’s officers, members, directors, stockholders, partners, legal counsel or accountants, any person controlling such Holder, such underwriter or any person who controls any such underwriter, and stated to be specifically for use therein; and provided, further that, the indemnity agreement contained in this Section 2.6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld).

(b)       To the fullest extent permitted by law, each Holder, severally and not jointly, will, if Registrable Securities held by such Holder are included in the securities as to which such registration, qualification or compliance is being effected, indemnify and hold harmless the Company, each of its directors, officers, partners, legal counsel and accountants and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter within the meaning of Section 15 of the Securities Act, each other such Holder, and each of their officers, directors and partners, and each person controlling each other such Holder, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on: (i) any untrue statement (or alleged untrue statement) of a material fact contained or incorporated by reference in any prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, qualification or compliance, or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in any information furnished in writing by such Holder to the Company specifically for inclusion in such prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration and has not been corrected in a subsequent writing prior to or concurrently with the sale of the Registrable Securities to the Person asserting the claim, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such prospectus, offering circular or other document (including any related registration statement, notification, or the like) incident to any such registration, in reliance upon and in conformity with written information furnished to the Company by such Holder expressly for use therein, and will reimburse the Company and such Holders, directors, officers, partners, legal counsel and accountants, persons, underwriters, or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided that in no event shall any indemnity under this Section 2.6 exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

(c)       Each party entitled to indemnification under this Section 2.6 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party’s expense; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 2.6, to the extent such failure is not prejudicial. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim and litigation resulting therefrom.

(d)       If the indemnification provided for in this Section 2.6 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage, or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any amounts paid by such Holder pursuant to Section 2.6(b), shall exceed the net proceeds from the offering received by such Holder; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.6(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.6(b), exceed the proceeds from the offering received by such Holder (net of any expenses paid by such Holder). The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e)       Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control provided that in no event shall any indemnity obligations exceed the net proceeds from the offering received by such Holder, except in the case of fraud or willful misconduct by such Holder.

2.7     Information by Holder. Each Holder of Registrable Securities shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification, or compliance referred to in this Section †2.

2.8	Restrictions on Transfer.

(a)       The Holder of each certificate representing Registrable Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section 2.8. Each Holder agrees not to make any sale, assignment, transfer, pledge or other disposition of all or any portion of the Restricted Securities, or any beneficial interest therein, unless and until the transferee thereof has agreed in writing for the benefit of the Company to take and hold such Restricted Securities subject to, and to be bound by, the terms and conditions set forth in this Agreement, including, without limitation, this Section 2.8 and Section 2.10, and:

 (i)        There is then in effect a registration statement under the Securities Act covering such proposed disposition and the disposition is made in accordance with the registration statement; or

 (ii)       The Holder shall have given prior written notice to the Company of the Holder’s intention to make such disposition and shall have furnished the Company with a detailed description of the manner and circumstances of the proposed disposition, and the Holder shall have furnished the Company, at the Holder’s expense, with (i) an opinion of counsel, reasonably satisfactory to the Company, to the effect that such disposition will not require registration of such Restricted Securities under the Securities Act or (ii) a “no action” letter from the Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the Holder to the Company.

(b)       Each certificate representing Registrable Securities shall (unless otherwise permitted by the provisions of this Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM AND EXCEPT AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT, AS AMENDED AND/OR RESTATED, WITH THE COMPANY. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS UNLESS SUCH TRANSFER IS ALLOWED IN AN INVESTORS’ RIGHTS AGREEMENT, AS AMENDED AND/OR RESTATED, WITH THE COMPANY.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO (1) RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD IN THE EVENT OF A PUBLIC OFFERING, AS SET FORTH IN AN INVESTORS’ RIGHTS AGREEMENT, AS AMENDED AND/OR RESTATED, AND (2) VOTING RESTRICTIONS AS SET FORTH IN A VOTING AGREEMENT, AS AMENDED AND/OR RESTATED, AMONG THE COMPANY AND THE ORIGINAL HOLDERS OF THESE SHARES, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.

The Holders consent to the Company making a notation on its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer established in this Section 2.8.

(c)       The first legend referring to federal and state securities laws identified in Section 2.8(b) stamped on a certificate evidencing the Restricted Securities and the stock transfer instructions and record notations with respect to the Restricted Securities shall be removed and the Company shall issue a certificate without such legend to the holder of Restricted Securities if (i) those securities are registered under the Securities Act, or (ii) the holder provides the Company with an opinion of counsel reasonably acceptable to the Company to the effect that a sale or transfer of those securities may be made without registration or qualification.

(d)       Notwithstanding the provisions of this Agreement, no restriction on transfer of Registrable Securities shall apply to a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, provided that any such former partner was a partner of Holder as of the date of this Agreement or becomes a partner of Holder after the date of this Agreement, (B) a corporation or other entity transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, provided that any such former member was a member of Holder as of the date of this Agreement or becomes a member of Holder after the date of this Agreement, (D) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder, (E) an entity transferring to another entity that is under common control with such Holder, or (F) (i), in the case of any Iconiq Investor, funds or investment vehicles controlled, managed or advised by affiliates of Iconiq Capital Management, LLC (collectively, the “Iconiq Affiliates”); (ii), in the case of any Insight Investor, funds or investment vehicles controlled, managed or advised by affiliates of Insight (collectively, the “Insight Affiliates”); or (iii), in the case of the Meritech Investors, funds or investment vehicles controlled, managed or advised by Meritech Capital LLC (collectively, the “Meritech Affiliates”); provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

2.9      Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Restricted Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

  (a)       Make and keep adequate current public information with respect to the Company available in accordance with Rule 144 under the Securities Act, at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

  (b)       File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

  (c)       So long as a Holder owns any Restricted Securities, furnish to the Holder forthwith upon written request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration.

2.10     Market Stand-Off Agreement. Each Holder shall not sell or otherwise transfer, make any short sale of, loan, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, or otherwise dispose of, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the one hundred and eighty (180) day period following the effective date of the registration statement for the Company’s Initial Public Offering filed under the Securities Act, provided that all officers and directors of the Company and all holders of at least one percent (1%) of the Company’s voting securities are bound by and have entered into similar agreements. Notwithstanding the foregoing, if during the last 17 days of the restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions imposed by this subsection shall continue to apply until the end of the third trading day following the expiration of the 15-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond 216 days after the effective date of the registration statement. Notwithstanding Section 5.1 of this Agreement, any discretionary release or waiver by the Company from the obligations provided in this Section 2.10 shall be approved by the Company’s Board of Directors (including the approval of each of the Series A Designees and the Series B Designee (as defined below), to the extent the Series A Designees and Series B Designee continue to hold a seat on the Company’s board of directors at such time), and all such waivers shall apply pro rata to all Holders. The obligations described in this Section 2.10 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions and may stamp each such certificate with the second legend set forth in Section 2.8(b) with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such one hundred and eighty (180) day (or other) period. Each Holder agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 2.10. The “Series A Designees” shall mean the members of the Board of Directors appointed by the holders of shares of the Company’s Series A Preferred Stock. The “Series B Designee” shall mean the member of the Board of Directors appointed by the holders of shares of the Company’s Series B Preferred Stock.

2.11      Delay of Registration. No Holder shall have any right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section †2.

2.12      Transfer or Assignment of Registration Rights. The rights to cause the Company to register securities granted to a Holder by the Company under this Section †2 may be transferred or assigned (a) by a Holder to its current and former partners and members and to its affiliates and to a transferee or assignee of not less than one percent (1%) of the outstanding shares of Common Stock and Preferred Stock (as presently constituted and subject to subsequent adjustments for stock splits, stock dividends, reverse stock splits, and the like) and (b) by an Iconiq Investor to an Iconiq Affiliate, (c) by an Insight Investor to an Insight Affiliate and (d) by the Meritech Investors to a Meritech Affiliate; provided that (i) the Company is given written notice prior to said transfer or assignment, stating the name and address of the transferee or assignee and identifying the securities with respect to which such registration rights are intended to be transferred or assigned and (ii) the transferee or assignee of such rights assumes in writing the obligations of such Holder under this Agreement, including without limitation the obligations set forth in Section 2.10.

2.13      Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of Holders holding at least fifty percent (50%) of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are pari passu with or senior to the registration rights granted to the Holders hereunder.

2.14      Termination of Registration Rights. The right of any Holder to request registration or inclusion in any registration pursuant to Sections 2.1, 2.2 or 2.3 shall terminate five (5) years after the closing of the Company’s Initial Public Offering.

SECTION †3 INFORMATION COVENANTS OF THE COMPANY

The Company hereby covenants and agrees, as follows:

3.1 Basic	Financial Information and Inspection Rights.

    (a)       Basic Financial Information. The Company will furnish the following reports to each Major Investor (as defined below) (other than a Major Investor reasonably deemed by the Company to be a competitor of the Company; provided, however, that each of Sapphire Ventures Fund I, L.P., Toba Capital Fund II, LLC, any Insight Investor, any Iconiq Investor and any Meritech Investor shall not be deemed to be a competitor of the Company):

    (i)       As soon as practicable after the end of each fiscal year of the Company (commencing with fiscal year ended 2015), and in any event within one hundred and twenty (120) days (or such longer period of time within 270 days after the end of the fiscal year as approved by the Board of Directors) after the end of each fiscal year of the Company, an audited consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and audited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with

U.S. generally accepted accounting principles consistently applied, certified by the Company’s Chief Financial Officer;

(ii)       As soon as practicable after the end of each quarterly accounting periods in each fiscal year of the Company, and in any event within forty five (45) days after the end of each quarterly accounting periods in each fiscal year of the Company, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments;

(iii)       Beginning with the first full calendar month after Closing, as soon as practicable after the end of each monthly accounting period thereafter, and in any event within thirty (30) days after the end of each such monthly accounting period, an unaudited consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such monthly period, and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries, if any, for such period, prepared in accordance with U.S. generally accepted accounting principles consistently applied, subject to changes resulting from normal year-end audit adjustments;

(iv)       As soon as practicable, prior to the beginning of each fiscal year of the Company, and in any event within thirty (30) days prior to the beginning of each fiscal year of the Company, an annual budget and operating plan for the coming fiscal year including monthly projected financial statements; and

(v)       Such other information as may be reasonably requested by such Major Investor.

(b)       Inspection. The Company shall permit each Major Investor, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all upon reasonable advance notice and at such reasonable times during regular business hours as may be requested by such Major Investor (other than a Major Investor reasonably deemed by the Company to be a competitor of the Company, provided, however, that each of Sapphire Ventures Fund I L.P., Toba Capital Fund II, LLC, Insight Venture Management, LLC and each Iconiq Investor shall not be deemed to be a competitor of the Company).

3.2     Confidentiality. Each Holder acknowledges that the information received by them pursuant to this Agreement may be confidential and for its use only, and it will not use any information that is in writing and marked as confidential in violation of the Exchange Act or reproduce, disclose or disseminate such information to any other person, except in connection with the exercise of rights under this Agreement, unless the Company has made such information available to the public generally or such Holder is required to disclose such information by a governmental authority; provided, however, that a Holder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Holder, if such prospective purchaser agrees in writing to be bound by the provisions of this Section 3.2; or (iii) to any existing or prospective investor, affiliate, partner, member, stockholder, or wholly owned subsidiary of such Holder in the ordinary course of business, provided that such Holder informs such person that such information is confidential and directs such person to maintain the confidentiality of such information, and such person agrees in writing to be bound by the provisions of this Section 3.2.

3.3       D&O Insurance; Key Man Insurance. The Company will obtain and maintain a Directors and Officers Insurance policy upon terms satisfactory to the Investors and in an amount customary for the Company’s industry but with coverage of no less than $1,000,000 (or such higher amount as approved by the Board of Directors). Each member of the Company’s Board of Directors shall be provided with Directors and Officers Insurance as set forth above. The Company will maintain key-man insurance with $1,000,000 coverage covering Dean Stoecker.

3.4       Indemnification Agreements. The Company will enter into a form of indemnification agreement reasonably satisfactory to the Investors that indemnifies each of the directors serving on the Company’s Board of Directors.

3.5       Proprietary Information and Inventions Agreement. The Company shall require that all employees, officers and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form and substance acceptable to the Investors and approved by the Company’s Board of Directors, containing standard provisions with respect to confidentiality, corporate ownership of inventions and innovations and non-competition and non-solicitation covenants.

3.6       Compensation Committee. The Board of Directors of the Company shall establish and maintain a compensation committee and each of the Series A Designees and Series B Designee shall be entitled to be a member of the compensation committee.

3.7       Notification. The Company shall provide prompt written notice to each of its members of the Board of Directors of the initiation of any legal action or proceeding against the Company or any material adverse claim, dispute or other development.

3.8       Right to Conduct Activities. The Company hereby agrees and acknowledges that each of Sapphire Ventures Fund I, L.P., Toba Capital Fund II, LLC, any Insight Investor and each Iconiq Investor is a professional investment fund, and as such invests in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently proposed to be conducted). The Company hereby agrees that, to the extent permitted under applicable law, each such Investor shall not be prohibited from competing with the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director (including the Series A Designees and the Series B Designee) or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

3.1       Amendment of Agreement. Promptly after Closing, the Company shall (a) use its commercially reasonable efforts to enter into an amendment to its license agreement with Belk (the “Belk Agreement”) in order to (i) revise the triggering events for release of source code from escrow to include only those listed in the Company’s source code escrow agreement with Iron Mountain, and (ii) limit Belk’s use of any Company source code after any release from escrow solely to support and maintain Company software for the remainder of the term of the license of any Company software licenses and (b) if the Company does not amend the Belk Agreement as provided in clause (a) of Section 3.8 prior to the expiration of the term of Belk Agreement, terminate and not renew the Belk Agreement.

3.9       Termination of Covenants. Except for the covenants set forth in Section 3.2, the covenants set forth in Section 3 shall terminate and be of no further force and effect after the closing of the Company’s Initial Public Offering or a Liquidation Transaction (as defined under the Company’s Fourth Amended and Restated Certificate of Incorporation, as may be further amended and/or restated from time to time, the “Restated Certificate”) in which the consideration received by the stockholders of the Company is all cash or freely-tradeable securities.

SECTION †4 RIGHT OF FIRST REFUSAL

4.1       Right of First Refusal to Significant Stockholders. The Company hereby grants to each Significant Stockholder, the right of first refusal to purchase its pro rata share of New Securities (as defined in this Section 4.1(a) which the Company may, from time to time, propose to sell and issue after the date of this Agreement. A Significant Stockholder’s pro rata share, for purposes of this right of first refusal, is equal to the ratio of (a) the number of shares of Common Stock owned by such Significant Stockholder immediately prior to the issuance of New Securities (as defined below) (assuming full conversion of the Shares owned by such Significant Stockholder) to (b) the total number of shares of Common Stock outstanding immediately prior to the issuance of New Securities (assuming full conversion and exercise of all convertible and exercisable securities of the Company and including shares of Common Stock issuable to employees, consultants or directors pursuant to a stock option plan, restricted stock plan, or other stock plan approved by the Board of Directors). Each Significant Stockholder shall have a right of over-allotment such that if any Significant Stockholder fails to exercise its right hereunder to purchase its pro rata share of New Securities, the other Significant Stockholders may purchase the non-purchasing Significant Stockholder’s portion on a pro rata basis. This right of first refusal shall be subject to the following provisions:

 (a)       “New Securities” shall mean any capital stock (including Common Stock and/or Preferred Stock) of the Company whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include:

(i)       the Shares and the Conversion Stock;

(ii)       shares of Common Stock (or options therefore) issued or issuable to officers, employees, directors, consultants, placement agents, and other service providers of the Company (or any subsidiary) pursuant to stock grants, option plans, purchase plans, agreements or other employee stock incentive programs or arrangements approved by the Board of Directors of the Company, including options outstanding as of the date of this Agreement;

(iii)       securities issued pursuant to the conversion or exercise of any outstanding convertible or exercisable securities as of this date of this Agreement;

(iv)       securities offered pursuant to a bona fide, firmly underwritten public offering pursuant to a registration statement filed under the Securities Act;

(v)       securities issued pursuant to stock splits, stock dividends, or similar transactions;

(vi)       securities of the Company which are otherwise excluded by the affirmative consent of, in the case of the Series C Preferred Stock, the Requisite Series C Holders (as defined in the Restated Certificate), and the case of the Series A and Series B Preferred Stock, the holders of a majority of outstanding shares of each such series of Preferred Stock; and

(vii)       any right, option or warrant to acquire any security convertible into the securities excluded from the definition of New Securities pursuant to subsections (i) through (vi) above.

 (b)       In the event the Company proposes to undertake an issuance of New Securities, it shall give each Significant Stockholder written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same. Each Significant Stockholder shall have fifteen (15) days after any such notice is mailed or delivered to agree to purchase such

Holder’s pro rata share of such New Securities and to indicate whether such Holder desires to exercise its over-allotment option for the price and upon the terms specified in the notice by giving written notice to the Company, in substantially the form attached as Schedule 1, and stating therein the quantity of New Securities to be purchased.

    (c)       In the event the Holders fail to exercise fully the right of first refusal and over-allotment rights, if any, within said fifteen (15) day period (the “Election Period”), the Company shall have ninety (90) days thereafter to sell or enter into an agreement (pursuant to which the sale of New Securities covered thereby shall be closed, if at all, within ninety (90) days from the date of said agreement) to sell that portion of the New Securities with respect to which the Significant Stockholders’ right of first refusal option set forth in this Section 4.1 was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Company’s notice to Significant Stockholders delivered pursuant to Section 4.1(b). In the event the Company has not sold within such ninety (90) day period following the Election Period, or such ninety (90) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to the Significant Stockholders in the manner provided in this Section 4.1.

    (d)       The right of first refusal granted under this Agreement shall expire upon, and shall not be applicable to, the Company’s Qualified Public Offering (as defined in the Restated Certificate).

SECTION †5 MISCELLANEOUS

5.1       Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by each of (a) the Company, (b) the Requisite Series C Holders (as defined in the Company’s Certificate of Incorporation), (c) the holders of a majority of outstanding Series A Preferred Stock, (d) the holders of a majority of outstanding Series B Preferred Stock ) and (e) the Principal Stockholders holding at least fifty percent (50%) of the Common Stock held by all of the Principal Stockholders, provided, that no amendment or waiver of this Agreement that by its terms treats any Principal Stockholder adversely and in a manner different from the manner in which such amendment or waiver treats any other Principal Stockholder shall be effective without the prior written consent of the adversely and differently treated Principal Stockholder and provided, further, that no amendment or waiver of this Agreement that by its terms treats any Investor adversely and in a manner different from the manner in which such amendment or waiver treats any other party hereto shall be effective without the prior written consent of such Investor. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each Holder, each Principal Stockholder and each future holder of shares of Preferred Stock or Common Stock with rights or obligations under this Agreement. Each Principal Stockholder acknowledges that by the operation of this paragraph, the Principal Stockholders holding a majority of the Common Stock held by all of the Principal Stockholders will have the right and power to diminish or eliminate all rights of such Principal Stockholder under this Agreement.

5.2       Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to an Investor or Holder) or otherwise delivered by hand, messenger or courier service addressed:

    (a)       if to an Investor, to the Investor’s respective address, facsimile number or electronic mail address as shown on the signature page hereto, as may be updated in accordance with the provisions hereof;

    (b)       if to a Principal Stockholder, to the applicable address shown on Exhibit A of this Agreement,; or

    (c)       if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 230 Commerce, Irvine, CA 92602, or at such other current address as the Company shall have furnished to the Investor, with a copy to the General Counsel at the same address.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

5.3       Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

5.4       Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any party to this Agreement without the prior written consent of the Investors and the Company, which consent shall not be unreasonably withheld, delayed or denied. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. Notwithstanding the foregoing, it is expressly agreed and understood that the Investors may assign any and all of its rights and obligations under this Agreement to a transferee of the Shares so long as (i) the transferee is an Affiliate of such Investor, (ii) the transferee is not a competitor of the Company, and (iii) the transferee agrees in writing to be bound to the terms hereof.

5.5       Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

5.6       Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

5.7        Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

5.8        Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

5.9        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties that execute such counterparts, and all of which together shall constitute one instrument.

5.10       Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or any similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute and deliver an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

5.11       Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in the State of Delaware (or in the event of exclusive federal jurisdiction, the federal courts located in Delaware).

5.12       Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

5.13       Termination Upon Change of Control. Notwithstanding anything to the contrary herein, this Agreement (excluding any then-existing obligations) shall terminate upon a Liquidation Transaction (as defined in the Restated Certificate).

5.14       Conflict. In the event of any conflict between the terms of this Agreement and the Restated Certificate or the Company’s bylaws, the terms of the Restated Certificate or the Company’s bylaws, as the case may be, will control.

5.15       Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.16       Jury Trial.

     (a)       EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT. This paragraph shall not restrict a party from exercising remedies under the Uniform Commercial Code or from exercising pre-judgment remedies under applicable law.

5.17       Common Stock Valuation. As soon as reasonably possible, following the Closing, the Company shall engage an independent firm to conduct a valuation of the Company in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder so as to determine the fair market value of the Company’s common stock.

5.18       Aggregation of Stock. All shares of capital stock held or acquired by Affiliates or funds or investment vehicles controlled, managed or advised by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated Persons may apportion such rights as among themselves in any manner they deem appropriate.

(signature page follows)

The parties are signing this Second Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

ALTERYX, INC., a Delaware corporation

By:	/s/ Gary Acord

Gary Acord, Chief Financial Officer

Signature Page to Alteryx, Inc.

Second Amended and Restated Investors Rights Agreement

The parties are signing this Second Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTORS:

ICONIQ STRATEGIC PARTNERS II, L.P.

By:	ICONIQ Strategic Partners II GP, L.P., its General Partner
By:	ICONIQ Strategic Partners II TT GP, Ltd., its General Partner

By:	/s/ Kevin Foster

	Name:	Kevin Foster
	Title:	Authorized Person

ICONIQ STRATEGIC PARTNERS II-B, L.P.

By:	ICONIQ Strategic Partners II GP, L.P., its General Partner
By:	ICONIQ Strategic Partners II TT GP, Ltd., its General Partner

By:	/s/ Kevin Foster

	Name:	Kevin Foster
	Title:	Authorized Person

[Signature page to the Alteryx, Inc. Second Amended and Restated Investors Rights Agreement]

The parties are signing this Second Amended and Restated Investors’ Rights Agreement as of the date staled in the introductory clause.

INVESTORS:

INSIGHT VENTURE PARTNERS VIII, L.P.

By: Insight Venture Associates VIII, L.P., its general partner

By: Insight Venture Associates VIII, Ltd., its general partner

By:	/s/ Blair M. Flicker

Name:	Blair M. Flicker
Title:	Authorized Officer

Address:	1114 Avenue of the Americas New York, NY 10036 Attn: Blair Flicker

INSIGHT VENTURE PARTNERS (CAYMAN) VIII, L.P.

By: Insight Venture Associates VIII, L.P., its general partner

By: Insight Venture Associates VIII, Ltd., its general partner

By:	/s/ Blair M. Flicker

Name:	Blair M. Flicker
Title:	Authorized Officer

Address:	1114 Avenue of the Americas New York, NY 10036 Attn: Blair Flicker

Signature Page to Alteryx, Inc.

Second Amended and Restated Investors Rights Agreement

The parties are signing this Second Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTORS:

INSIGHT VENTURE PARTNERS VIII (CO- INVESTORS), L.P.

By: Insight Venture Associates VIII, L.P., its general partner

By: Insight Venture Associates VIII, Ltd., its general partner

By:	/s/ Blair M. Flicker

Name:	Blair M. Flicker
Title:	Authorized Officer

Address:	1114 Avenue of the Americas New York, NY 10036 Attn: Blair Flicker

INSIGHT VENTURE PARTNERS (DELAWARE) VIII, L.P.

By: Insight Venture Associates VIII, L.P., its general partner

By: Insight Venture Associates VIII, Ltd., its general partner

By:	/s/ Blair M. Flicker

Name:	Blair M. Flicker
Title:	Authorized Officer

Address:	1114 Avenue of the Americas New York, NY 10036 Attn: Blair Flicker

Signature Page to Alteryx, Inc.

Second Amended and Restated Investors Rights Agreement

The parties are signing this Second Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTORS:

INSIGHT VENTURE PARTNERS COINVESTMENT FUND III, L.P.

By: Insight Venture Associates Coinvestment III, L.P., its general partner

By: Insight Venture Associates Coinvestment III, Ltd., its general partner

By:	/s/ Blair M. Flicker

Name:	Blair M. Flicker
Title:	Authorized Officer

Address:	1114 Avenue of the Americas New York, NY 10036 Attn: Blair Flicker

INSIGHT VENTURE PARTNERS COINVESTMENT FUND (DELAWARE) III, L.P.

By: Insight Venture Associates Coinvestment III, L.P., its general partner

By: Insight Venture Associates Coinvestment III, Ltd., its general partner

By:	/s/ Blair M. Flicker

Name:	Blair M. Flicker
Title:	Authorized Officer

Address:	1114 Avenue of the Americas New York, NY 10036 Attn: Blair Flicker

Signature Page to Alteryx, Inc.

Second Amended and Restated Investors Rights Agreement

The parties are signing this Second Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTORS:

SAPPHIRE VENTURES FUND I, L.P.

By:	SAPPHIRE VENTURES (GPE) I, LLC, its General Partner

By:	/s/ Nino Marakovic

Name:	Nino Marakovic
Title:	Managing Member

By:	SAPPHIRE VENTURES (GPE) I, LLC, its General Partner

By:	/s/ Jayendra Das

Name:	Jayendra Das
Title:	Managing Member

Address:	3408 Hillview Avenue Palo Alto,, CA 94304

Signature Page to Alteryx, Inc.

Second Amended and Restated Investors Rights Agreement

The parties are signing this Second Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTORS:

MERITECH CAPITAL PARTNERS V L.P.

By:	Meritech Capital Associates V L.L.C its General Partner

By:	/s/ Rob Ward

Rob Ward, a managing member

MERITECH CAPITAL AFFILIATES V L.P.

By:	Meritech Capital Associates V L.L.C its General Partner

By:	/s/ Rob Ward

Rob Ward, a managing member

Signature Page to Alteryx, Inc.

Second Amended and Restated Investors Rights Agreement

The parties are signing this Second Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

INVESTORS:

TOBA CAPITAL FUND II, LLC
By:	TOBA CAPITAL FUND II SERIES, LLC Its Managing Member

By:	Toba Capital Management, LLC
Its:	Manager

By:	/s/ Vincent C. Smith

Name:	Vincent C. Smith
Title:	Managing Member

TEACH A MAN TO FISH FOUNDATION

By:	/s/ Vincent C. Smith

Name:	Vincent Smith
Title:	President

Signature Page to Alteryx, Inc.

Second Amended and Restated Investors Rights Agreement

The parties are signing this Second Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

PRINCIPAL STOCKHOLDERS:

/s/ Edward Harding
Edward “Ned” Harding

Signature Page to Alteryx, Inc.

Second Amended and Restated Investors Rights Agreement

The parties are signing this Second Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

PRINCIPAL STOCKHOLDERS:

DBRA, Limited Partnership, a California limited partnership

By:	/s/ Dean A. Stoecker
Dean A. Stoecker, General Partner

Signature Page to Alteryx, Inc.

Second Amended and Restated Investors Rights Agreement

The parties are signing this Second Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

PRINCIPAL STOCKHOLDERS:

/s/ Olivia Duane Adams
Olivia Duane Adams

Signature Page to Alteryx, Inc.

Second Amended and Restated Investors Rights Agreement

The parties are signing this Second Amended and Restated Investors’ Rights Agreement as of the date stated in the introductory clause.

PRINCIPAL STOCKHOLDERS:

Thomson Reuters Organization LLC, a Florida limited liability company (formerly Thomson Reuters Organization Corp.)

By:	/s/ John Bellizzi
John Bellizzi, Vice President

Signature Page to Alteryx, Inc.

Second Amended and Restated Investors Rights Agreement

EXHIBIT A-1

PRINCIPAL STOCKHOLDERS

Edward “Ned” Harding

[Address]

Olivia Duane Adams

[Address]

DBRA, Limited Partnership

[Address]

Thomson Reuters Organization LLC

[Address]

EXHIBIT A-2

FUNDS AFFILIATED WITH INSIGHT VENTURE MANAGEMENT

Insight Venture Partners VIII, L.P.

Insight Venture Partners (Cayman) VIII, L.P.

Insight Venture Partners VIII (Co-Investors), L.P.

Insight Venture Partners (Delaware) VIII, L.P.

Insight Venture Partners Coinvestment Fund III, L.P.

Insight Venture Partners Coinvestment Fund (Delaware) III, L.P.

Exhibit A-3

ICONIQ INVESTORS

Iconiq Strategic Partners II, L.P.

Iconiq Strategic Partners II-B, L.P

SCHEDULE 1

NOTICE AND WAIVER/ELECTION OF

RIGHT OF FIRST REFUSAL

I do hereby waive or exercise, as indicated below, my rights of first refusal under the Second Amended and Restated Investors’ Rights Agreement dated as of September       , 2015 (the “Agreement”):

1. Waiver of [      ] days’ notice period in which to exercise right of first refusal: (please check only one)

( )	WAIVE in full, on behalf of all Holders, the [ ]-day notice period provided to exercise my right of first refusal granted under the Agreement.

( )	DO NOT WAIVE the notice period described above.

2. Issuance and Sale of New Securities: (please check only one)

( )	WAIVE in full the right of first refusal granted under the Agreement with respect to the issuance of the New Securities.

( )	ELECT TO PARTICIPATE in $ (please provide amount) in New Securities proposed to be issued by Alteryx, Inc., a Delaware corporation, representing LESS than my pro rata portion of the aggregate of $[ ] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in $ in New Securities proposed to be issued by Alteryx, Inc., a Delaware corporation, representing my FULL pro rata portion of the aggregate of $[ ] in New Securities being offered in the financing.

( )	ELECT TO PARTICIPATE in my full pro rata portion of the aggregate of $[ ] in New Securities being made available in the financing AND, to the extent available, the greater of (x) an additional $ (please provide amount) or (y) my pro rata portion of any remaining investment amount available in the event other Significant Stockholders do not exercise their full rights of first refusal with respect to the $[ ] in New Securities being offered in the financing.

Date:

(Print investor name)

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

This is neither a commitment to purchase nor a commitment to issue the New Securities described above. Such issuance can only be made by way of definitive documentation related to such issuance. Alteryx, Inc. will supply you with such definitive documentation upon request or if you indicate that you would like to exercise your first offer rights in whole or in part.